Amendment

to

Administration Agreement

This Amendment (the “Amendment”), dated as of January 23, 2019, amends and revises the Administration Agreement, dated April 14, 2017, (the “Agreement”) between Ultimus Managers Trust, a Delaware statutory trust (“Trust”) and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the State of Ohio (“Ultimus” and collectively with the Trust, the “Parties”).

WHEREAS, the Parties entered into the Agreement with respect to the Kempner Multi-Cap Deep Value Fund; and

WHEREAS, the Parties desire to amend and revise the Agreement to update and revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	A new Section 1(s) is hereby added to the Agreement that reads as follows:

(s)	Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. In connection with the foregoing, Ultimus shall provide the following services:

Implementation Phase.

•	Help develop and implement the Trust’s written LRMP.
•	Perform an in-depth evaluation of the adequacy of the adviser’s written LRMP to ensure compatibility with the Trust’s LRMP.

Ongoing Services (as applicable).

•	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.
•	Provide data from the Fund’s books and records
•	Assist in monitoring the Fund’s highly liquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit).
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add adviser’s liquidity risk discussion to shareholder reports.

2.	Schedule B to the Agreement is deleted and replaced with the Amended Schedule B attached to this Amendment.

3.	Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ Gary R. Tenkman
Name:	David R. Carson	Name:	Gary R. Tenkman
Title:	President	Title:	President